Exhibit 15.4

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Form 20-F of our report dated March 16, 2026, relating to the financial statements of Cantor Equity Partners III, Inc., as of December 31, 2025 and 2024 and for the years then ended. We also consent to the reference to our firm under the caption “Statement of Experts”.

/s/ WithumSmith+Brown, PC

New York, New York
May 21, 2026